SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Apple REIT Ten, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

APPLE REIT TEN, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 14, 2015

The Annual Meeting of Shareholders of Apple REIT Ten, Inc. (the “Company”) will be held at the Marriott in downtown Richmond, Virginia located at 500 East Broad Street, Richmond, Virginia 23219, on Thursday, May 14, 2015 at 11:00 a.m., eastern daylight time, for the following purposes:

1.	To elect the five (5) directors named in the attached proxy statement who will each serve a term of one year;

2.	To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers by the Company;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm to serve for 2015; and

4.	To transact such other business as may properly come before the meeting.

If you were a holder of record of any common shares of the Company at the close of business on the record date of March 20, 2015, you are entitled to vote at the meeting.  If you are present at the meeting, you may vote in person even if you have previously returned a proxy card.

A proxy card for voting your shares is located in the envelope in which these proxy materials were mailed.  Using information supplied on the enclosed proxy card, you may vote by telephone, via the Internet or by mailing the proxy card.  To vote by telephone, dial 1-800-690-6903 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the enclosed proxy card.  To vote on the Internet, visit www.proxyvote.com.  You will be asked to provide the company number and control number from the enclosed proxy card.  To vote by mail, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you need a replacement proxy card, assistance may be obtained by calling Ms. Kelly Clarke in the Company’s Investor Services Department, at (804) 344-8121.

By Order of the Board of Directors

David Buckley
Secretary

April 6, 2015

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.  IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

IN ADDITION TO THE ENCLOSED, THE COMPANY’S PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS AND THE ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2014, ARE AVAILABLE AT HTTP://MATERIALS.PROXYVOTE.COM/037853.

APPLE REIT TEN, INC.

PROXY STATEMENT
DATED
APRIL 6, 2015

Annual Meeting of Shareholders
to Be Held
May 14, 2015

General

The enclosed proxy is solicited by the Board of Directors of Apple REIT Ten, Inc. (the “Company”) for the Annual Meeting of Shareholders to be held at the Marriott in downtown Richmond, Virginia, located at 500 East Broad Street, Richmond, Virginia 23219, on Thursday, May 14, 2015 at 11:00 a.m., eastern daylight time, (the “Annual Meeting”).  Your proxy may be revoked at any time before being voted at the Annual Meeting, either by a written notice of revocation that is received by the Company before the Annual Meeting or by conduct that is inconsistent with the continued effectiveness of the proxy, such as delivering another proxy with a later date or attending the Annual Meeting and voting in person.

Unless your proxy indicates otherwise, all shares represented by a proxy that you sign and return will be voted FOR the nominees listed in proposal one, FOR proposals two and three and in accordance with the best judgment of the proxy holders for any other matters properly brought before the Annual Meeting.

This proxy statement and the enclosed proxy are being mailed to the common shareholders of record at the close of business on March 20, 2015 (the “Record Date”).  The approximate date of such mailing is expected to be April 6, 2015.  Such mailing to shareholders also will contain the Company’s Annual Report, which includes audited consolidated financial statements for the year ended December 31, 2014 (the “Annual Report”).

At the close of business on the Record Date, a total of 90,611,755 common shares of the Company (the “Common Shares”) were issued and outstanding and entitled to vote on all matters, including those to be acted upon at the Annual Meeting.  Each Common Share is entitled to one vote.  The presence in person or by proxy of a majority of the Common Shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.

In the event that a quorum is not present at the Annual Meeting of Shareholders, it is expected the meeting will be adjourned or postponed to solicit additional proxies.  In addition to soliciting proxies by mail, certain of the Company’s directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication.

Company Information

The Company operates as a real estate investment trust, or “REIT,” for federal income tax purposes.  The mailing address of the Company is 814 East Main Street, Richmond, Virginia 23219.  Notice of revocation of proxies should be sent to Broadridge Financial Services, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attn: Issuer Services Department.  The Company can be contacted, and public information about the Company can be obtained, by sending a written notice to Ms. Kelly Clarke, Investor Services Department, at the Company’s address as provided above or through its website at www.applereitten.com.

The Company will be responsible for the costs of the solicitation set forth in this proxy statement.  The Annual Report mailed with this proxy statement includes (except for Exhibits) the Company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission (“Securities and Exchange Commission” or “SEC”) for the year ended December 31, 2014.  The Company’s Annual Report on Form 10-K and its other public federal securities filings also may be obtained electronically through the EDGAR system of the Securities and Exchange Commission at www.sec.gov.  The proxy materials that were mailed are also available at http://materials.proxyvote.com/037853.

Ownership of Equity Securities

The determination of “beneficial ownership” for purposes of this proxy statement has been based on information reported to the Company and the rules and regulations of the Securities and Exchange Commission.  References below to “beneficial ownership” by a particular person, and similar references, should not be construed as an admission or determination by the Company that the applicable securities in fact are beneficially owned by such person.

On the Record Date, the Company had a total of 90,611,755 issued and outstanding Common Shares.  There are no shareholders known to the Company who beneficially owned more than 5% of its outstanding voting securities on such date.  The following table sets forth the beneficial ownership of the Company’s securities by its directors and executive officers as of the Record Date:

Security Ownership of Management

Title of Class(1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)		Percent of Class
Common Shares	David J. Adams	47,934		*
(voting)	Kent W. Colton	54,533		*
	R. Garnett Hall, Jr.	54,533		*
	Anthony F. Keating, III	54,533		*
	Glade M. Knight	145,466	(3)	*
	Justin G. Knight	804		*
	All directors and executive officers as a group	357,803		*
Series A	David J. Adams	47,934		*
Preferred Shares	Kent W. Colton	54,533		*
(non-voting)	R. Garnett Hall, Jr.	54,533		*
	Anthony F. Keating, III	54,533		*
	Glade M. Knight	145,466	(3)	*
	Justin G. Knight	804		*
	All directors and executive officers as a group	357,803		*
Series B Convertible	Glade M. Knight	480,000		100%	(2)
Preferred Shares
(non-voting)

*	Less than one percent of class.

(1)
Directors and executive officers not listed above for a particular class of securities hold no securities of such class.  Each Unit consists of one Common Share and one Series A Preferred Share.  The Series A Preferred Shares have no voting rights and are not separately tradable from the Common Shares to which they relate.

(2)
Amounts shown for individuals other than Glade M. Knight and Justin G. Knight consist entirely of securities that may be acquired upon the exercise of options, although no options have been exercised to date.  The Series B Convertible Preferred Shares (the “B Shares”) are convertible into Common Shares upon the occurrence of certain events, under a formula which is based on the gross proceeds raised by the Company during its best efforts offering of Units.  Mr. Knight has agreed to assign to certain executive officers of the Company, the benefits (if any) associated with specified percentages of his B Shares.  Such benefits include the right of conversion upon the happening of the following events: (1) substantially all of the Company’s assets, shares or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company’s business; or (2) the termination or expiration without renewal of the advisory agreement with Apple Ten Advisors, Inc. (“A10A”) or if the Company ceases to use Apple Suites Realty Group, Inc. (“ASRG”) to provide property acquisition and disposition services; or (3) the Company’s Common Shares are listed on any securities exchange or quotation system or in any established market.  The assignees do not have any voting or disposal rights with respect to the B Shares unless and until one of the foregoing events occurs.  The percentage of Glade M. Knight’s

B Shares whose benefits were assigned to the executive officers is as follows:  David McKenney (6.27%); Justin Knight (6.27%); Kristian Gathright (6.27%); Bryan Peery (3.13%); and David Buckley (3.13%).

(3)	Includes 54,546 shares held by Kathleen Knight, the wife of Glade M. Knight.

Information regarding the Company’s equity compensation plan is set forth in Item 5 of the Company’s Annual Report that accompanies this proxy statement.

Proposal 1. Election of Directors

Nominees.  The Company’s Board of Directors currently consists of five directors.  The term of each director will expire at the time of the Annual Meeting.  The Board of Directors recommends the re-election of the below nominees to the Board of Directors each to serve a term of one year.

Nominees for Election to Board of Directors	Length of term if Elected(1)

David J. Adams	One year term expiring in 2016
Kent W. Colton	One year term expiring in 2016
R. Garnett Hall, Jr.	One year term expiring in 2016
Anthony F. Keating, III	One year term expiring in 2016
Glade M. Knight	One year term expiring in 2016

(1)	Terms would extend until the Annual Meeting of Shareholders for the year shown, or until a successor is duly elected and qualified, except in the event of prior resignation, death, or removal.

Unless otherwise specified, all Common Shares represented by proxies will be voted FOR the election of the nominees listed.  If a nominee ceases to be available for election as a director, discretionary authority may be exercised by each of the proxies named on the attached proxy card to vote for a substitute.  No circumstances are presently known that would cause any nominee to be unavailable for election as a director.  The nominees are now members of the Board of Directors, have been nominated by action of the Board of Directors, and have indicated their willingness to serve if elected.  If a quorum is present at the Annual Meeting, five positions on the Board of Directors will be filled by the election of the five properly nominated candidates who receive the greatest number of votes at the Annual Meeting, even if a nominee does not receive a majority of all votes represented and entitled to be cast.

A shareholder who wishes to abstain from voting on the election of a director may do so by specifying, as provided on the enclosed proxy, that authority to vote for any or all of the nominees is to be withheld.  Withheld votes and broker non-votes will have no effect on the election of a director.  (A broker non-vote occurs when the entity holding shares in street name has not received voting instructions from the beneficial owner and either chooses not to vote those shares on a routine matter at the shareholders meeting or is not permitted to vote those shares on a non-routine matter.)

Below are brief descriptions of the nominees and their principal occupations and employment during at least the past five years and their directorships, if any, in public companies other than the Company.

David J. Adams.  Mr. Adams, 52, is the co-founder and Chief Executive Officer of HealthcarePays Network, LLC®.  HealthcarePays Network, LLC® is a secure platform allowing fast, secure electronic payments between healthcare providers, insurance companies and banks.  He is an entrepreneur with experience in launching, funding and growing companies in industries including hospitality, retail, healthcare, technology and transportation.  He has launched companies in North America, Asia and Europe.  He was the founder, President and Chief Executive Officer of InteliTap, LLC from 2005 through 2011.  InteliTap is a global leader of inventory and supply chain solutions for the hospitality and brewing industry.  Additionally, from 2008 through 2010, he served as President and Chief Executive Officer of BridgeGate International, a company that provides data integration platforms to healthcare and government organizations.  From 2002 through 2005, Mr. Adams served as Senior Vice President, Corporate Strategy and Technology of TrenStar, Inc., a company that provides asset tracking and management solutions to its clients, who are primarily in the brewing, chemical, synthetic rubber, manufacturing/industrial parts and equipment, and air cargo industries.  From 2001 to 2002, he served as Vice President of McKesson Medical Surgical Inc.  Previous experience includes several years of service to Pepsi-Cola in purchasing and logistics. Mr. Adams also served as a Pilot and Operations Officer for the United States Navy.  He received a Bachelor’s degree from Virginia Military Institute in Lexington, Virginia, a Master of Business Administration from Troy State University at Naval Station Norfolk, Virginia, and a Master of Science degree in Operations Research from the Naval Postgraduate School in Monterey, California.  Mr. Adams is a member of the Company’s Executive Committee.  Mr. Adams has been a member of the Board of Directors since July 2011.  The Board believes his extensive background in finance, innovation and strategic planning provides him with the skills and qualifications to serve as a director.

Kent W. Colton.  Dr. Colton, 71, serves as Senior Fellow of the Joint Center for Housing Studies at Harvard University and previously served as Senior Scholar from 1999 until 2010.  Since December 2010, Dr. Colton has also served as President of The Colton Housing Group, a housing research and consulting company engaged in a wide range of housing and housing-finance activities.  From 1999 until 2010, he served as President of KColton LLC, a consulting and housing research company in McLean, Virginia.  After receiving his PhD from MIT in 1972, Dr. Colton worked as an Associate Professor at MIT from 1975 to 1978 and then as a Professor at BYU from 1978 to 1981.  From April 1984 through May 1999, he was Executive Vice President and Chief Executive Officer of the National Association of Home Builders.  From 2001 through March 2005, Dr. Colton served as an independent director of Cornerstone Realty Income Trust, a real estate investment trust (of which Glade M. Knight was Chairman and Chief Executive Officer) that owned apartment communities.  He previously served as a director of Apple Hospitality Five, Inc. (“Apple Five”) from its inception until the company was sold in October 2007.  Dr. Colton was a board member of Apple REIT Eight, Inc. (“Apple Eight”) from 2007 until it merged with and into a wholly-owned subsidiary of Apple Hospitality REIT, Inc. (“Apple Hospitality” formerly Apple REIT Nine, Inc.) in March 2014, and served as Chair of Apple Eight’s Compensation Committee during that same period.  Dr. Colton was a board member of Apple REIT Seven, Inc. (“Apple Seven”) from 2006 until it merged with and into a wholly-owned subsidiary of Apple Hospitality in March 2014, and was a member of Apple Seven’s Executive, Compensation and Audit Committees during that same period.  From March 2014 until December 2014, Dr. Colton was a member of the Board of Directors of Apple Hospitality where he was a member of the Audit and Nominating and Governance Committees.  Apple Hospitality is, and Apple Five, Apple Eight, and Apple Seven were, real estate investment trusts.   Dr. Colton serves on the Company’s Executive and Compensation Committees and as Chair of the Company’s Audit Committee.  Dr. Colton has been a member of the Board since January 2011.  The Board believes his extensive real estate and financial experience provide him with the skills and qualifications to serve as a director.

R. Garnett Hall, Jr.  Mr. Hall, 76, is a licensed real estate agent in the Commonwealth of Virginia with Long and Foster Real Estate, Inc.  Mr. Hall worked at SunTrust Bank (formerly Crestar Bank and United Virginia Bank) for 38 years and was Senior Vice President/Trust & Investment Management when he chose early retirement in 2001.  Mr. Hall’s experience in banking includes his work as:  Vice President/Mgr. Richmond Headquarters Office - 1973 to 1976; Vice President/National Banking - 1977 to 1984, responsible for banking major U.S. corporate relationships in the Southeast, Midwest and New England; Senior Vice President/Manager of Private Banking for Central Virginia - 1985 to 1990.  In 1991, he was named Senior Vice President/Estate Planning Manager and Business Developer of the Trust and Investment Division, a position he held until 2001.  Mr. Hall served on The American Cancer Society/Virginia Board of Directors from 1971 to 1997, and as its Treasurer, Vice Chairman and Chairman of the Board.  In 1991, he received the J. Shelton Horsley Award of Merit, the Virginia Division’s highest recognition. Mr. Hall also was elected to the National Board of The American Cancer Society for three two-year terms and served on its National Investment Committee.  Among other community positions, Mr. Hall served on the Executive Council of Boy Scouts of America/Heart of Virginia from 1988 to 2001, Alumni Board of Hampden-Sydney College, 12 years on the Board of Brookfield, Inc., President (2007 to 2009) and currently a member of The Richmond Focus Club and the Board of Managers of VSSR.  Mr. Hall received a Bachelor’s degree from Hampden-Sydney College and Graduate Degree from Rutgers University/Stonier School of Banking.  Mr. Hall serves on the Company’s Audit and Compensation Committees.  Mr. Hall has been a member of the Board since January 2011.  The Board believes his significant executive banking, finance and real estate experience provide him with the skills and qualifications to serve as a director.

Anthony Francis Keating, III.  Mr. Keating, 35, is a principal with Rock Creek Capital, a real estate, oil and gas investment company.  He is a partner and Co-Chief Operating Officer for Energy 11 GP, LLC, which is the general partner of Energy 11, L.P., a partnership focused on investments in the oil and gas industry.  He also serves on the Children’s Hospital Foundation, The Salvation Army board, is a director and gubernatorial appointee of The Oklahoma Law Enforcement Retirement System by Governor Mary Fallin, and a director of Leadership Oklahoma City, The Downtown Club of Oklahoma City and International Council of Shopping Centers.  Prior to founding Rock Creek Capital, Mr. Keating served as a principal with the Rebkee Company, a full-service commercial real estate development and investment company from March 2010 until July 2011.  He served as the Real Estate Development Manager for Chesapeake Energy Corporation in Oklahoma City, Oklahoma from March 2007 to March 2010.  Prior to joining Chesapeake, Mr. Keating worked as a commercial real estate broker with Trammell Crow Company from August 2004 to March 2007.  While at Trammell Crow Company, he specialized in tenant representation and investment sales.  Before joining Trammell Crow Company, he was an Oklahoma State Trooper from March 2001 to August 2004.  Mr. Keating received a Bachelor of Business Administration from Southern Methodist University.  Mr. Keating serves on the Company’s Audit Committee and as Chair of the Company’s Compensation Committee.  Mr. Keating has been a member of the Board since January 2011.  The Board believes his extensive real estate and finance experience provide him with the skills and qualifications to serve as a director.

Glade M. Knight.  Mr. Knight, 71, has served as Chairman and Chief Executive Officer of the Company since its inception in 2010.  Mr. Knight also is the founder of Apple Hospitality and served as its Chairman and Chief Executive Officer from inception until May 2014 and is currently Executive Chairman.  Mr. Knight was also the founder of Apple Seven and Apple Eight (which were lodging REITs) and served as the Chairman and Chief Executive Officer of those companies from their inception until the mergers were completed in March 2014 with Apple Hospitality.  In addition, Mr. Knight was the Chairman and Chief Executive Officer of Apple REIT Six, Inc. (“Apple Six”), a lodging REIT, from 2004 until the company merged with an affiliate of Blackstone Real Estate Partners VII in May 2013.  Mr. Knight was also the Chairman and Chief Executive Officer of Apple Hospitality Two, Inc. (“Apple Two”), a lodging REIT, from 2001 until the company was sold to an affiliate of ING Clarion in May 2007.  Mr. Knight served in the same capacity for Apple Five, another lodging REIT, from 2002 until the company was sold to Inland American Real Estate Trust, Inc. in October 2007.  In addition, Mr. Knight served as Chairman and Chief Executive Officer of Cornerstone Realty Income Trust, Inc. from 1993 until it merged with a subsidiary of Colonial Properties Trust in 2005.  Following the merger in 2005 until April 2011, Mr. Knight served as a trustee of Colonial Properties Trust.  Cornerstone Realty Income Trust, Inc. owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas.  Mr. Knight is a partner and Chief Executive Officer of Energy 11 GP, LLC, the general partner of Energy 11, L.P.  Mr. Knight is the Chairman of the Board of Trustees of Southern Virginia University in Buena Vista, Virginia.  He also is a member of the Advisory Board to the Graduate School of Real Estate and Urban Land Development at Virginia Commonwealth University.  Additionally, he serves on the National Advisory Council for Brigham Young University and is a founding member of the University’s Entrepreneurial Department of the Graduate School of Business Management.  Mr. Knight is the Chair of the Company’s Executive Committee.  The Board believes his extensive REIT executive experience and extensive background in real estate, corporate finance and strategic planning provide him with the skills and qualifications to serve as a director.  On February 12, 2014, Mr. Knight, Apple Seven, Apple Eight, Apple Nine and their related advisory companies entered into settlement agreements with the SEC.  Along with Apple Seven, Apple Eight, Apple Nine and their advisory companies, and without admitting or denying the SEC’s allegations, Mr. Knight consented to the entry of an administrative order, under which Mr. Knight and the noted companies each agreed to cease and desist from committing or causing any violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B), 14(a), and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rules 12b-20, 13a-1, 13a-13, 13a-14, 14a-9, and 16a-3 thereunder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE NOMINEES.

Proposal 2. Advisory Vote on Executive Compensation Allocated to the Company

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that the Company provide its shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the allocated compensation of the Company’s named executive officers as disclosed in this proxy statement.  The Company encourages shareholders to read the disclosure under “Compensation Discussion and Analysis” for more information concerning the Company’s compensation philosophy, programs and practices, the compensation and governance-related actions taken in fiscal 2014 and the allocated compensation awarded to the named executive officers.  The Board of Directors has adopted a policy that provides for an annual shareholder advisory vote on the executive compensation allocated to the Company.

As required by Section 14A of the Exchange Act, the Company is asking you to vote on the adoption of the following resolution:

RESOLVED: That the shareholders of the Company approve, on a nonbinding, advisory basis, the allocated compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, Summary Compensation Table and narrative discussion in the proxy statement.

The affirmative vote of a majority of the votes cast will be necessary to approve this proposal.  Abstentions and broker non-votes will have no effect on the outcome of this proposal.  The shareholder vote on this proposal is advisory and nonbinding and serves only as a recommendation to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL.

Proposal 3. Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm

The firm of Ernst & Young LLP served as the independent registered public accounting firm for the Company in 2014.  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting.  The representative will have an opportunity to make a statement if he or she so desires and will be available to answer appropriate questions from shareholders.  The Board of Directors has approved the retention of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015, based on the recommendation of the Audit Committee.  Independent accounting fees for the last two fiscal years are shown in the table below:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2013	$328,200	—	—	—
2014	$273,800	—	—	—

All services rendered by Ernst & Young LLP are permissible under applicable laws and regulations, and the annual audit of the Company was pre-approved by the Audit Committee, as required by applicable law.  The nature of each of the services categorized in the preceding table is described below:

Audit Fees.  These are fees for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Form 10-K, reviews of the financial statements included in the Company’s Form 10-Q filings or services normally provided by the independent auditor in connection with statutory or regulatory filings or engagements and other accounting and financial reporting work necessary to comply with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and fees for services that only the Company’s independent auditor can reasonably provide.

Audit-Related Fees.  These are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.  Such services include accounting consultations, internal control reviews, audits in connection with acquisitions, attest services related to financial reporting that are not required by statute or regulation and required agreed-upon procedure engagements.

Tax Fees.  Such services include tax compliance, tax advice and tax planning.

All Other Fees.  These are fees for other permissible work that does not meet the above category descriptions.  Such services include information technology and technical assistance provided to the Company.  Generally, this category would include permitted corporate finance assistance, advisory services and licenses to technical accounting research software.

These accounting services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the core area of accounting work by Ernst & Young LLP, which is the audit of the Company’s consolidated financial statements.

Pre-Approval Policy for Audit and Non-Audit Services.  In accordance with the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent auditors must be pre-approved by the Audit Committee.  As authorized by that act, the Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve up to $25,000 in audit and non-audit services.  This authority may be exercised when the Audit Committee is not in session.  Any decisions by the Chair of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee.  All services reported in the preceding fee table for fiscal years 2014 and 2013 were pre-approved by the full Audit Committee, as required by then applicable law.

The Company is asking you to vote on the adoption of the following resolution:

RESOLVED: That the shareholders of the Company ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

The affirmative vote of a majority of the votes cast will be necessary to approve this proposal.  Abstentions and broker non-votes will have no effect on the outcome of this proposal.  The shareholder vote on this proposal is advisory and non-binding and serves only as a recommendation to the Board of Directors.  If the shareholders do not ratify the appointment of Ernst & Young LLP by the affirmative vote of a majority of the votes cast at the meeting, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL

Corporate Governance, Risk Oversight and Procedures for Shareholder Communications

Board of Directors.  The Company’s Board of Directors has determined that all of the Company’s directors (and nominees for director), except Mr. Knight, are “independent” within the meaning of the rules of the New York Stock Exchange (which the Company, although not listed on a national exchange, has adopted for purposes of determining such independence).  In making this determination, the Board considered all relationships between the applicable director and the Company, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

The Board has adopted a categorical standard that a director is not independent (a) if he or she receives any personal financial benefit from, on account of or in connection with a relationship between the Company and the director (excluding directors fees and options); (b) if he or she is a partner, officer, employee or managing member of an entity that has a business or professional relationship with, and that receives compensation from, the Company; or (c) if he or she is a non-managing member or shareholder of such an entity and owns 10% or more of the membership interests or common stock of that entity.  The Board may determine that a director with a business or other relationship that does not fit within the categorical standard described in the immediately preceding sentence is nonetheless independent, but in that event, the Board is required to disclose the basis for its determination in the Company’s then current annual proxy statement.  In addition, the Board has voluntarily adopted, based on rules of the New York Stock Exchange, certain conditions that prevent a director from being considered independent while the condition lasts and then for three years thereafter.

Code of Ethics.  The Board has adopted a Code of Business Conduct and Ethics for the Company’s officers, directors and employees, which is available on the Company’s website www.applereitten.com.  The purpose of the Code of Business Conduct and Ethics is to promote (a) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; (b) full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and (c) compliance with all applicable rules and regulations that apply to the Company and its officers, directors and employees.  Any waiver of the Code of Business Conduct and Ethics for the Company’s executive officers or Board of Directors may be made only by the Board or one of the Board’s committees. The Company anticipates that any waivers of the Code of Business Conduct and Ethics will be posted on the Company’s website.

Risk Oversight. The Board believes that risk oversight is a key function of a Board of Directors.  It administers its oversight responsibilities through its Audit Committee and Compensation Committee.  All members of both committees are independent directors.  The entire Board is kept abreast of and involved in the Company’s risk oversight process.  It is through the approval of officers, advisory transactions, and management updates on property performance, industry performance, financing strategy, acquisition strategy and capital improvements that the Board has input to manage the Company’s various risks. Additionally, through the Audit Committee, the Board reviews management’s and independent auditors’ reports on the Company’s internal controls and any associated potential risks of fraudulent activities.  Risk oversight is also one of the factors considered by the Board in establishing its leadership structure.  The Board believes that the current combined Chairman and Chief Executive Officer roles of Mr. Knight enhances its ability to engage in risk oversight because of Mr. Knight’s insights from a management perspective into the material risks inherent in the Company’s business and his agenda setting role as Chairman allow him to ensure that the Board and the named committees give attention to these areas.

Shareholder Communications. Shareholders may send communications to the Board or to specified individual Directors.  Any such shareholder communication should be directed to Ms. Kelly Clarke, Investor Services Department (as described in a preceding section of this proxy statement entitled “Company Information”).  Such communications receive an initial evaluation to determine, based on the substance and nature of the communication, a suitable process for internal distribution, review and response or other appropriate treatment.

Consideration of Director Nominees

Director Qualifications

The Company believes the Board should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests.  Each director also is expected to exhibit high standards of integrity, commitment and independence of thought and judgment; use his or her skills and experiences to provide independent oversight to the business of the Company; participate in a constructive and collegial manner; be willing to devote sufficient time to carrying out their duties and responsibilities effectively; devote the time and effort necessary to learn the business of the Company and the Board; and represent the long-term interests of all shareholders.

The Board has determined that the Board of Directors as a whole must have the right mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company.  The Board believes it should be comprised of persons with skills in areas such as finance; real estate; banking; strategic planning; human resources; leadership of business organizations; and legal matters.  Although it does not have a diversity policy, the Board believes it is desirable for the Board to be composed of individuals who represent a mix of viewpoints, experiences and backgrounds.

In addition to the targeted skill areas, the Board looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to the Board, including:

•	Strategy—knowledge of the Company business model, the formulation of corporate strategies, knowledge of key competitors and markets;

•	Leadership—skills in coaching and working with senior executives and the ability to assist the Chief Executive Officer;

•	Organizational Issues—understanding of strategy implementation, change management processes, group effectiveness and organizational design;

•	Relationships—understanding how to interact with investors, accountants, attorneys, management companies, analysts, and communities in which the Company operates;

•	Functional—understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and

•	Ethics—the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

Nomination Procedures.  The Company has no nominating committee.  All nominating functions are handled directly by the full Board of Directors, which the Board believes is the most effective and efficient approach based on the size of the Board and the current and anticipated operations and needs of the Company.  As outlined above, in selecting a qualified nominee, the Board considers such factors as it deems appropriate, which may include the current composition of the Board; the range of talents of the nominee that would best complement those already represented on the Board; the extent to which the nominee would diversify the Board; the nominee’s standards of integrity, commitment and independence of thought and judgment; and the need for specialized expertise.  Applying these criteria, the Board considers candidates for Board membership suggested by its members, as well as management and shareholders.  Shareholders of record may nominate directors in accordance with the Company’s bylaws which require, among other items, notice sent to the Company’s Secretary not less than 60 days prior to a shareholder meeting that will include the election of Board members.  No nominations other than those made by the Board were received for the Annual Meeting.

Committees of the Board and Board Leadership

Summary.  The Board of Directors has three standing committees, which are specified below and have the following functions:
•
Executive Committee.  The Executive Committee has, to the extent permitted by law, all powers vested in the Board of Directors, except powers specifically withheld from the Executive Committee under the Company’s bylaws or by law.

•
Audit Committee.  The Audit Committee operates in accordance with a written charter that is available on the Company’s website at www.applereitten.com.  The Audit Committee recommends to the Board of Directors, which annually ratifies the level of distributions to shareholders and has the other functions and responsibilities set forth in its charter.  A report by the Audit Committee appears in a following section of this proxy statement.

•
Compensation Committee.  The Compensation Committee operates in accordance with a written charter that is available on the Company’s website at www.applereitten.com and administers the Company’s stock option plan and oversees the compensation and reimbursement of directors, executive officers and advisors of the Company.  The Company’s executive officers do not have a role in determining the amount of director compensation, and the Compensation Committee has not engaged any compensation consultants to recommend or otherwise determine the amount or form of director compensation.

Board Leadership.  As noted above, currently, the Chairman of the Board is also the Company’s Chief Executive Officer and the Board does not have a lead independent director.  The

Board has adopted this structure based on the significant industry experience of Mr. Knight, the effectiveness of having one person for both of these roles and the relatively limited complexity of the Company.  Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy.  With the Company focusing on real estate ownership, very few strategic decisions are necessary without input from the entire Board.  Therefore, any conflict that may arise with both the Chairman and Chief Executive Officer being the same person are mitigated.

Audit Committee Independence.  The Board of Directors determined that each current member of the Audit Committee (as shown in the following table) is “independent,” as defined in the listing standards of the New York Stock Exchange.  To be considered independent, a member of the Audit Committee must not (other than in his or her capacity as a director or committee member, and subject to certain other limited exceptions) either (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary; or (b) be an affiliate of the Company or any subsidiary.  The Audit Committee does not have a member who is a “financial expert” within the meaning of the regulations issued by the Securities and Exchange Commission.  The Company’s management believes that the combined experience and capabilities of the Audit Committee members are sufficient for the current and anticipated operations and needs of the Company. In this regard, the Board has determined that each Audit Committee member is “financially literate” and that at least one member has “accounting or related financial management expertise,” as all such terms are defined by the rules of the New York Stock Exchange.

Meetings and Membership.  The Board held a total of three meetings during 2014 (including regularly scheduled and special meetings).  The following table shows both the membership of the Company’s standing committees during 2014 and the number of meetings held during 2014:

Standing Committee	Members of Committee During 2014	Number of Committee Meetings During 2014
Executive	Glade M. Knight* David J. Adams Kent W. Colton	0

Audit	Kent W. Colton* R. Garnett Hall, Jr. Anthony F. Keating, III	5

Compensation	Anthony F. Keating, III* Kent W. Colton R. Garnett Hall, Jr.	1

*	Indicates the Chair of each committee.

Current Committee Membership.  The individuals identified above as members of the Executive Committee, the Audit Committee, and the Compensation Committee in 2014 continue to serve as members of the same committees in 2015.

Attendance and Related Information.  It is the policy of the Company that directors should attend each annual meeting of shareholders.  All of the directors attended the 2014 annual meeting of shareholders.  The Company also expects directors to attend each regularly scheduled and special meetings of the Board, but recognizes that, from time to time, other commitments may preclude full attendance.  In 2014, each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors that were held during the period in which he was a director, and (b) the total number of meetings held by all committees of the Board on which he served during the period in which he served.

Compensation Committee Interlocks and Insider Participation.  Two officers of the Company, Mr. Glade M. Knight and Mr. McKenney and one member of the Board, Mr. Keating, are each officers and partners of Energy 11 GP, LLC the general partner of Energy 11, L.P.  Mr. Keating is a member of the Compensation Committee.

Compensation of Directors

The compensation of the directors is reviewed and approved annually by the Board of Directors.  During 2014, the directors of the Company were compensated as follows:

All Directors in 2014.  All directors were reimbursed by the Company for travel and other out-of-pocket expenses incurred by them to attend meetings of the directors and committee meetings and in conducting the business of the Company.

Independent Directors in 2014.  The independent directors (classified by the Company as all directors other than Mr. Knight) received annual directors’ fees of $15,000, plus $1,000 for each meeting of the Board attended and $1,000 for each committee meeting attended.  Additionally, the Chair of the Audit Committee received an additional fee of $2,500 in 2014 and the Chair of the Compensation Committee received an additional fee of $1,500 in 2014.  Under the Company’s Non-Employee Directors’ Stock Option Plan, each non-employee director received options to purchase 17,036 Units, exercisable at $11 per Unit.

Non-Independent Director in 2014.  Mr. Knight received no compensation from the Company for his services as a director.

Director Summary Compensation

Director	Year	Fees Earned	Option Awards(1)	Total
David J. Adams	2014	$18,000	$20,997	$38,997
Kent W. Colton	2014	29,500	20,997	50,497
R. Garnett Hall, Jr.	2014	24,000	20,997	44,997
Anthony F. Keating, III	2014	25,500	20,997	46,497
Glade M. Knight	2014	—	—	—

(1)	The amounts in this column reflect the grant date fair value determined in accordance with FASB ASC Topic 718.

Executive Officers

In 2014, the Company’s executive officers were: Glade M. Knight, who served as Chief Executive Officer; David S. McKenney, who served as President of Capital Markets; Justin G. Knight (Glade M. Knight’s son), who served as President; Kristian M. Gathright, who served as Executive Vice President and Chief Operating Officer; Bryan Peery, who served as Executive Vice President and Chief Financial Officer; and David P. Buckley, who served as Executive Vice President and Chief Legal Counsel.  Each executive officer is appointed annually by the Board of Directors at its meeting prior to the annual meeting of shareholders.

David Buckley.  Mr. Buckley, 47, has served as Executive Vice President and Chief Legal Counsel for the Company since its inception.  In addition, Mr. Buckley has served as Executive Vice President and Chief Legal Counsel for Apple Hospitality since its inception.  He also served as Executive Vice President and Chief Legal Counsel for Apple Seven and Apple Eight from their inception until the mergers of those companies were completed in March 2014 with Apple Hospitality.  Mr. Buckley served as Senior Vice President and General Counsel for Apple Two and Apple Five until Apple Two was sold to an affiliate of ING Clarion in May 2007 and Apple Five was sold to Inland American Real Estate Trust, Inc. in October 2007.  Mr. Buckley also served as Executive Vice President and General Counsel for Apple Six until Apple Six merged with an affiliate of Blackstone Real Estate Partners VII in May 2013.  Prior to his service with these companies, from 1999 to 2005, Mr. Buckley served as an associate, specializing in commercial real estate, with McGuireWoods LLP, a full-service law firm headquartered in Richmond, Virginia.  Mr. Buckley holds a Juris Doctor degree, Cum Laude, from the University of Richmond, Richmond, Virginia, a Master of Urban and Regional Planning degree from Virginia Commonwealth University, Richmond, Virginia and a Bachelor of Science degree in Industrial Technology from the University of Massachusetts Lowell, Lowell, Massachusetts.  Mr. Buckley is a member of the Virginia State Bar and the Richmond Bar Association.

Kristian Gathright. Mrs. Gathright, 42, has served as Executive Vice President and Chief Operating Officer for the Company since its inception.  In addition, Mrs. Gathright has served as Executive Vice President and Chief Operating Officer of Apple Hospitality since its inception.  She also served as Executive Vice President and Chief Operating Officer for Apple Seven and Apple Eight from their inception until the mergers of those companies were completed in March 2014 with Apple Hospitality.  Mrs. Gathright served as Chief Operating Officer and Senior Vice President of Operations for Apple Two from its inception until it was sold to an affiliate of ING Clarion in May 2007.  Mrs. Gathright also served as Senior Vice President of Operations for Apple Five from its inception until it was sold to Inland American Real Estate Trust, Inc. in October 2007.  She also served as Executive Vice President and Chief Operating Officer of Apple Six from its inception until it merged into an affiliate of Blackstone Real Estate Partners VII in May 2013.  Prior to managing these companies, Mrs. Gathright served as Assistant Vice President and Investor Relations Manager for Cornerstone Realty Income Trust, a REIT which owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas.  From 1996 to 1998, she was an Asset Manager and Regional Controller of the Northern Region Operations for United Dominion Realty Trust, Inc., a real estate investment trust.  From 1994 to 1996, she served as a Senior Staff Accountant at Ernst & Young LLP.  Mrs. Gathright serves as President of the Courtyard Franchise Advisory Council and serves on the Homewood Suites Owners Advisory Council.  Mrs. Gathright holds a Bachelor of Science degree, Graduate with Distinction, in Accounting from the McIntire School of Commerce at University of Virginia, Charlottesville, Virginia.  Mrs. Gathright passed the Virginia CPA Exam in 1994.

Justin Knight.  Mr. Knight, 41, has served as President of the Company since its inception.  Mr. Knight has also served as as an officer of Apple Hospitality since its inception, he currently serves as President and Chief Executive Officer, and was appointed to Apple Hospitality’s Board of Directors effective January 2015.  In addition, Mr. Knight served as President of Apple Seven and Apple Eight from their inception until the mergers of those companies were completed in March 2014 with Apple Hospitality.  Mr. Knight also served as President of Apple Two until it was sold to an affiliate of ING Clarion in May 2007, as President of Apple Five until it was sold to Inland American Real Estate Trust, Inc. in October 2007, and as President of Apple Six until it merged with an affiliate of Blackstone Real Estate Partners VII in May 2013.  Mr. Knight joined the Apple REIT Companies in 2000.  From 1999 to 2000, Mr. Knight served as Senior Account Manager for iAccess.com, LLP, a multi-media training company.  From 1997 to 1998, he served as President and Web Design Consultant of a Web development firm—Cornerstone Communications, LLC.  From 1996 to 1998, Mr. Knight served as Senior Asset Manager and Director of Quality Control for Cornerstone Realty Income Trust, a REIT that owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas.  Mr. Knight currently serves on the Board of Trustees for Southern Virginia University (SVU) in Buena Vista, Virginia.  Mr. Knight serves on the Marriott Owners Advisory Council, the Residence Inn Association Board and the American Hospitality and Lodging Association Board of Directors and as co-chair of the American Hospitality and Lodging Association’s Owner Council.  Mr. Knight holds a Master of Business Administration degree with an emphasis in Corporate Strategy and Finance from the Marriott School at Brigham Young University, Provo, Utah.  He also holds a Bachelor of Arts degree, Cum Laude, in Political Science from Brigham Young University, Provo, Utah.

David McKenney.  Mr. McKenney, 52, has served as President of Capital Markets for the Company since its inception.  He also served as President of Capital Markets for Apple Hospitality from its inception until June 2014 when he became Senior Advisor.  Mr. McKenney is also a partner and Chief Financial Officer of Energy 11 GP, LLC, the general partner of Energy 11, L.P.  In addition, Mr. McKenney served as President of Capital Markets for Apple Seven and Apple Eight from their inception until the mergers of those companies was completed in March 2014 with Apple Hospitality.  Mr. McKenney served in the same capacity for Apple Two until its sale to an affiliate of ING Clarion in May 2007, for Apple Five until it was sold to Inland American Real Estate Trust, Inc. in October 2007, and for Apple Six until it merged with an affiliate of Blackstone Real Estate Partners VII in May 2013.  From 1994 to 2001, Mr. McKenney served as Senior Vice President and Treasurer of Cornerstone Realty Income Trust, Inc., a REIT that owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas.  From 1992 to 1994,

Mr. McKenney served as Chief Financial Officer for The Henry A. Long Company, a regional development firm located in Washington, D.C.  From 1988 to 1992, Mr. McKenney served as a Controller at Bozzuto & Associates, a regional developer of apartments and condominiums in the Washington, D.C. area.  Mr. McKenney also has five years of experience with Arthur Andersen & Co.  Mr. McKenney holds Bachelor of Science degrees in Accounting and Management Information Systems from James Madison University, Harrisonburg, Virginia.

Bryan Peery.  Mr. Peery, 50, has served as Executive Vice President and Chief Financial Officer for the Company since its inception.  He also serves as Executive Vice President and Chief Financial Officer for Apple Hospitality.  In addition, Mr. Peery served as Executive Vice President and Chief Financial Officer for Apple Seven and Apple Eight from their inception until the mergers of those companies were completed in March 2014 with Apple Hospitality.  Mr. Peery also served as Senior Vice President, Chief Financial Officer and Treasurer for Apple Two and Apple Five until Apple Two was sold to an affiliate of ING Clarion in May 2007 and Apple Five was sold to Inland American Real Estate Trust, Inc. in October 2007.  He also served as Executive Vice President and Chief Financial Officer for Apple Six until it merged with an affiliate of Blackstone Real Estate Partners VII in May 2013.  Prior to his service with these companies, Mr. Peery served as President (2000-2003), Vice President-Finance (1998-2000) and Controller (1997-1998) of This End Up Furniture Company.  Mr. Peery was with Owens & Minor, Inc. from 1991 until 1997, where he last served as Director and Assistant Controller-Financial Reporting.  Mr. Peery’s experience also includes five years of service with KPMG LLP.  Mr. Peery holds a Bachelor of Business Administration degree in Accounting from the College of William and Mary, Williamsburg, Virginia.  Mr. Peery is a Certified Public Accountant.  On February 12, 2014, Mr. Peery, Apple Seven, Apple Eight, Apple Nine and their related advisory companies entered into settlement agreements with the SEC.  Along with Apple Seven, Apple Eight, Apple Nine and their advisory companies, and without admitting or denying the SEC’s allegations, Mr. Peery consented to the entry of an administrative order, under which Mr. Peery and the noted companies each agreed to cease and desist from committing or causing any violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B), 14(a), and 16(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, 13a-14, 14a-9, and 16a-3 thereunder.

Stock Option Grants in Last Fiscal Year

In 2011, the Company adopted a Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”).  The Directors’ Plan provides for automatic grants of options to acquire Units.  The Directors’ Plan applies to directors of the Company who are not employees or executive officers of the Company.

Since adoption of the Directors’ Plan, none of the participants have exercised any of their options to acquire Units.  The following table shows the options to acquire Units that were granted under the Directors’ Plan in 2014:

Option Grants in Last Fiscal Year

Name(1)	Number of Units Underlying Options Granted in 2014(2)
Glade M. Knight	—
David J. Adams	17,036
Kent W. Colton	17,036
R. Garnett Hall, Jr.	17,036
Anthony F. Keating, III	17,036

(1)	Glade M. Knight is not eligible under the Directors’ Plan.

(2)	Options granted in 2014 are exercisable for ten years from the date of grant at an exercise price of $11 per Unit.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of three directors.  All three directors are independent directors as defined under “Committees of the Board and Board Leadership.”  The Audit Committee operates under a written charter that was adopted by the Board of Directors on February 17, 2011 and is annually reassessed and updated, as needed, in accordance with applicable rules of the Securities and Exchange Commission.  The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  In fulfilling its oversight duties, the Committee reviewed and discussed the audited financial statements for fiscal year 2014 with management and the Company’s independent auditors, Ernst & Young LLP, including the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements.  The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and Ernst & Young LLP’s report on the effectiveness of the Company’s internal control over financial reporting.  Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The Audit Committee also has discussed with the independent auditors the matters required to be discussed pursuant to PCAOB Auditing Standard No. AU 380, “Communication with Audit Committees.”  Additionally, the Audit Committee has received the written disclosures and letter from the independent auditors required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and has discussed with the independent auditors, the independent auditors’ independence.  The Audit Committee has considered whether the provision of non-audit services (none of which related to financial information systems design and implementation) by the independent auditors is compatible with maintaining the auditors’ independence.  Based on the review and discussions described in this Report, and subject to the limitations on its role and responsibilities described below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The members of the Audit Committee are not experts in accounting or auditing and rely without independent verification on the information provided to them and on the representations made by management and the independent auditors.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles.

April 6, 2015	Kent W. Colton, Chair R. Garnett Hall, Jr. Anthony F. Keating, III

Certain Relationships and Agreements

The Company has, and is expected to continue to engage in, significant transactions with related parties.  These transactions cannot be construed to be at arm’s length and the results of the Company’s operations may be different if these transactions were conducted with non-related parties.  The Company’s independent members of the Board of Directors oversee and annually review the Company’s related party relationships (which include the relationships discussed in this section) and are required to approve any significant modifications to the existing relationships, as well as any new significant related party transactions.  There were no changes to the contracts discussed in this section and no new significant related party transactions during 2014 (other than the transactions related to the completion of the mergers of Apple Seven, Apple Eight and Apple Hospitality in March 2014 discussed below).  The Board of Directors is not required to approve each individual transaction that falls under the related party relationships.  However, under the direction of the Board of Directors, at least one member of the Company’s senior management team approves each related party transaction.

The term the “Apple REIT Entities” means the Company, Apple Seven, Apple Eight and Apple Hospitality.  The term the “Advisors” means Apple Seven Advisors, Inc., Apple Eight Advisors, Inc., Apple Nine Advisors, Inc. (“A9A”), Apple Ten Advisors, Inc. (“A10A”) and Apple Suites Realty Group, Inc. (“ASRG”).  The Advisors are wholly-owned by Glade M. Knight, Chairman and Chief Executive Officer of the Company.  Mr. Knight is also Executive Chairman of Apple Hospitality and a partner and Chief Executive Officer of Energy 11 GP, LLC, which is the general partner of Energy 11, L.P.  Dr. Colton, a director of the Company, was also on the Board of Directors of Apple Hospitality until January 2015.  Effective, January 1, 2015, Justin Knight, the Company’s President became a member of Apple Hospitality’s Board of Directors.

Effective March 1, 2014, Apple Seven and Apple Eight merged with and into Apple Hospitality in two merger transactions, pursuant to the terms and conditions of the merger agreement, dated as of August 7, 2013, as amended (the “Merger Agreement” and “A7 and A8 mergers”).  Prior to the A7 and A8 mergers, Glade M. Knight was Chairman and Chief Executive Officer of Apple Seven and Apple Eight and Dr. Colton was also on the Board of Directors of Apple Seven and Apple Eight.  As a result of the A7 and A8 mergers, Apple Hospitality became self-advised and Apple Hospitality, Apple Seven and Apple Eight terminated their advisory agreements with their respective Advisors, and Apple Fund Management, LLC (“AFM”) became a wholly-owned subsidiary of Apple Hospitality.

The Company is externally managed and does not have any employees.  Its advisor, A10A, provides the Company with its day-to-day management.  ASRG provides the Company with property acquisition and disposition services.  The Company pays fees and reimburses certain expenses to A10A and ASRG for these services.  In connection with the Merger Agreement, Apple Hospitality entered into a subcontract agreement with A10A to subcontract A10A’s obligations under the advisory agreement between A10A and the Company to Apple Hospitality.  From and after the A7 and A8 mergers, Apple Hospitality provides to the Company the advisory services contemplated under the A10A advisory agreement and Apple Hospitality receives the fees and expense reimbursements payable under the A10A advisory agreement from the Company.  The Company also signed the subcontract agreement to acknowledge the terms. The subcontract agreement has no impact on the Company’s advisory agreement with A10A.

Relationship with AFM

AFM was formed to provide employee personnel, including the executive officers of the Company, for a number of related parties.  AFM was created to be a cost sharing entity only with no intent or expectation of profit.  Prior to the completion of the A7 and A8 mergers, all of the costs of AFM were allocated to and reimbursed by the entities that utilized its resources.  The Apple REIT Entities and Advisors utilized the resources of AFM in 2014.  Prior to the A7 and A8 mergers, AFM received its direction for staffing and compensation from the Advisors, each of which is wholly-owned by Glade M. Knight.  Subsequent to the A7 and A8 mergers AFM is wholly-owned by Apple Hospitality and receives its direction from Apple Hospitality.  Although there is a potential conflict on time allocation of personnel due to the fact that a senior manager, officer or staff member will provide services to more than one company, the Company believes that the executives and staff compensation sharing arrangement allows the Company to share costs and attract and retain superior executives and staff.  The cost sharing structure also allows each entity to maintain a much more cost effective structure than having separate staffing arrangements.  Since the employees of AFM may also perform services for the Advisors, individuals, including executive officers, have received and may receive consideration directly from the Advisors as part of the Advisors’ operating costs.  The Company’s, as well as Apple Hospitality’s Compensation Committee annually review the staffing and compensation of AFM and the overall allocation to the specific REIT’s and Advisors for reasonableness.  As part of this arrangement, the day to day transactions may result in amounts due to or from the related parties.  To effectively manage cash disbursements, the individual companies may make payments for any or all of the related companies.  The amounts due to or from the related companies are reimbursed or collected and are not significant in amount.

ASRG Agreement

The Company has contracted with ASRG to provide brokerage services for the acquisition and disposition of real estate assets.  In accordance with the contract, ASRG is paid a fee equal to 2% of the gross purchase or sales price (as applicable) of any acquisitions or dispositions of real estate investments plus certain reimbursable expenses, subject to certain conditions.  Total fees earned through December 31, 2014 by ASRG for services under the terms of this contract were approximately $17.4 million.  Fees earned in 2014 were approximately $1.7 million.

Relationship with A10A

As discussed above the Company has contracted with A10A to advise the Company and provide day-to-day management services and due diligence services on acquisitions.  A10A utilizes personnel and office related costs, including executive management, of Apple Hospitality and AFM to provide the day-to-day management and due diligence services.  In accordance with the contract, prior to the A7 and A8 mergers and the effectiveness of the associated subcontract between A10A and Apple Hospitality, the Company paid A10A a fee equal to 0.1% to 0.25% of the total equity contributions to the Company, in addition to certain reimbursable expenses.  Subsequent to the A7 and A8 mergers the Company pays these fees and expenses to Apple Hospitality.  During 2014, approximately $1.4 million in fees were paid to A10A ($0.2 million) and Apple Hospitality ($1.2 million).

Apple REIT Entities and Advisors Cost Sharing Structure

In addition to the fees payable to ASRG and A10A, the Company reimbursed expenses to ASRG or A10A, or paid directly to AFM or Apple Hospitality on behalf of ASRG or A10A, of approximately $3.2 million in 2014.  The amount allocated to the Company is based on the estimated proportionate use of the staff and overhead of Apple Hospitality or AFM by the Company.  The staffing of AFM is based on the needs of all companies participating in the allocation and will increase or decrease according to the needs of the participating companies.  If the allocated costs were greater than what they would be if the Company did not share its administrative staff, or if the advisor did not otherwise perform under the terms of the advisory agreement, the Company could terminate the advisory agreement and thus would no longer have a fee or reimbursable costs payable under its advisory agreement with A10A.  However, if the agreement is terminated, the Company would have to hire and maintain its own administrative structure, including personnel, office space, systems and other overhead.

Prior to the A7 and A8 mergers and the subcontract of the advisory agreement by A10A to Apple Hospitality, in March 2014, certain consideration was provided by A10A to certain executive officers of the Company.  This consideration was not a cost of the Company.  This consideration was provided pursuant to an agreement entered into by the applicable executive officers and A10A. Under this agreement, the following individuals received (or in the case of Glade M. Knight, retained) consideration which was calculated based on a percentage of the advisory fees paid to A10A, as follows: Glade M. Knight (50%); David McKenney (14%); Justin Knight (14%); Kristian Gathright (14%); and Bryan Peery (8%).  The amount allocated from the advisory fee to each of these individuals is included in the “All Other Compensation” column of the Summary Compensation Table.

The Company has incurred legal fees associated with the Legal Proceedings discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.  The Company also incurs other professional fees such as fees related to accounting, auditing and reporting.  These fees are included in general and administrative expense in the Company’s consolidated statements of operations.  To be cost effective, these services received by the Company have been shared as applicable across the other Apple REIT Entities and will continue to be shared with Apple Hospitality.  The professionals cannot always specifically identify their fees for one company; therefore, management allocates these costs across the companies that benefit from the services.  The total costs for the Legal Proceedings discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for all of the Apple REIT Entities were approximately $0.8 million in 2014, of which approximately $0.05 million was allocated to the Company.

Apple Air Holding, LLC Membership Interest

The Company has a 26% equity investment in Apple Air Holding, LLC (“Apple Air”).  As of December 31, 2014, the other member of Apple Air was Apple Hospitality.  The Company’s equity investment was approximately $0.9 million as of December 31, 2014.  The Company has recorded its share of income and losses of the entity under the equity method of accounting and adjusted its investment in Apple Air accordingly.  For the year ended December 31, 2014, the Company recorded a loss of approximately $0.3 million as its share of the net loss of Apple Air, which primarily relates to the depreciation of the aircraft.  Through its equity investment, the Company has access to Apple Air’s aircraft for acquisition, asset management and renovation purposes.

Energy Investment

The Company’s Energy investment in Cripple Creek Energy, LLC which was redeemed in 2014 and is discussed further in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 was identified by an unaffiliated entity in which Mr. Keating, one of the Company’s directors, is a partner.

Other Relationships

Nelson G. Knight (Glade M. Knight’s son and Justin G. Knight’s brother) is an employee of AFM.  Approximately $163,000 of compensation paid by AFM to Nelson G. Knight was allocated to the Company in 2014.

Compensation Discussion and Analysis

The Company’s executive compensation philosophy, which is effectuated through AFM, is to attract, motivate and retain a superior management team.  AFM’s compensation program rewards each executive officer for their contributions to the Company, Apple Hospitality and Advisors.  In addition, AFM uses annual incentive compensation and benefits that are designed to be competitive with comparable employers and to align management’s incentives with the interests of Apple Hospitality and the Company and their shareholders.

The Company’s executive management is compensated through a mix of base salary and incentive compensation designed to be competitive with comparable employers.  The Company has not utilized stock based awards or long-term compensation for executive management.  However, at the inception of the Company, Mr. Knight assigned to certain executive officers of the Company, the benefits (if any) associated with specified percentages of his shares of Series B convertible preferred stock as discussed above in the Securities Ownership of Management table.  The Company believes that a simplistic approach to compensation better matches the objectives of all stakeholders.  As discussed above, each member of the executive management team performed similar functions for Apple Seven and Apple Eight prior to the A7 and A8 mergers, Apple Hospitality, and the Advisors in 2014.  As a result, each executive officer’s total compensation paid by the Company is proportionate to the estimated amount of time devoted to activities associated with the Company.  Annually, Apple Hospitality develops and their Compensation Committee reviews and approves the compensation targets of executive management (as well as goals and objectives) and annually these targets, goals and objectives are reviewed with the Company’s Compensation Committee of the Board of Directors.  Also, in 2014, the Compensation Committee considered the shareholder support for the “say-on-pay” proposal received at the 2014 annual meeting of shareholders.  As a result, the Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider shareholder concerns and feedback in the future.

The compensation of the executive officers is allocated to the participating companies as discussed above.  The Company’s Compensation Committee reviews at least annually the total compensation of the executive officers and the Company’s proportionate share.  The executive officer’s incentive compensation is based on the performance of Apple Hospitality which is impacted by the advisory fee received from the Company which is based on the performance of the Company.

Base and Incentive Salaries

The process of establishing each executive officer’s compensation involves establishing an overall targeted amount based on the executive officer’s overall responsibilities and allocating that total between base and incentive compensation.  The overall target is developed using comparisons to compensation paid by other public hospitality REITs, and consideration of each individual’s experience in their position and the industry, the risks and deterrents associated with their position and the anticipated difficulty to replace the individual.  It is AFM’s intention to set this overall target sufficiently high to attract and retain a strong and motivated leadership team, but not so high that it creates a negative perception with our other stakeholders.  Once the overall target is established, approximately 25% of that number is allocated to base salary and the remaining 75% is allocated to incentive compensation.  This allocation between base salary and incentive compensation changed in 2014 due to the termination of the advisory agreements associated with the A7 and A8 mergers and the sub-contract of A10A’s advisory agreement with the Company to Apple Hospitality.  The Company and Apple Hospitality wanted to maintain a significant variable component to executive compensation to reflect the alignment with operating performance of the companies and therefore increased the incentive portion of target compensation for each executive officer.  The base compensation and incentive compensation has been allocated through the allocation discussed above which is based on the overall estimated time and use of the personnel and not based on specific performance of an individual or individual entity.

Perquisites and Other Benefits

Executive officers may participate in AFM’s other benefit plans on the same terms as other employees.  These plans include medical and dental insurance, life and disability insurance and 401K plan.  As noted in the Summary Compensation Table below, the Company provides limited perquisites to its executive officers.

Consideration Provided by A10A

As discussed above under “Certain Relationships and Agreements,” separate and apart from the compensation allocation arrangements described above, certain consideration was provided by A10A to certain executive officers of the Company through February 2014 when A10A subcontracted the advisory agreement with the Company to Apple Hospitality.  This consideration did not necessarily relate to any work done for the Company and, unlike the salary, incentive and benefit plan compensation described above, was not a cost of the Company that was reimbursed under the advisory contract.  The amount allocated from the advisory fee to each of these individuals is included in the “All Other Compensation” column of the Summary Compensation Table below.  The Company would like to emphasize to the reader that these amounts are not to be added to the amount of the advisory fee and the compensation costs reimbursed to AFM on behalf of A10A when considering the total outflows of cash from the Company to A10A and to the executive officers.  Doing so would result in duplication of these amounts.  Instead, these amounts are paid directly by A10A, which is wholly-owned by Glade Knight, and are not in addition to the advisory fee paid to A10A.  Additionally, the table below reflects the compensation allocated to the Company from AFM and is not paid directly to the individuals.

Summary Compensation Table

Name	Position	Year	Salary(1)	Non-Equity Incentive Plan Compensation (1)	All Other Compensation(1)(2)	Total(3)
Glade Knight	Chief Executive Officer	2014	$39,044	$88,433	$108,863	$236,340
		2013	12,093	186	596,064	608,343
		2012	10,000	115	302,961	313,076

Bryan Peery	Executive Vice President,	2014	55,420	193,817	20,768	270,005
	Chief Financial Officer	2013	65,993	44,635	101,110	211,738
		2012	51,000	12,839	52,342	116,181

Justin Knight	President	2014	61,132	376,537	33,773	471,442
		2013	80,581	46,231	173,242	300,054
		2012	69,300	14,965	90,398	174,663

David McKenney	President, Capital Markets	2014	45,045	430,027	33,763	508,835
		2013	80,581	46,231	173,242	300,054
		2012	69,300	14,953	90,398	174,651

Kristian Gathright	Executive Vice President,	2014	57,687	179,003	33,809	270,499
	Chief Operating Officer	2013	69,767	46,698	173,293	289,758
		2012	60,000	15,109	90,093	165,202

(1)
The amounts in the Salary and Non-Equity Incentive Plan Compensation columns, and a portion of the amounts in the All Other Compensation column represent the Company’s allocated share of each officer’s total compensation from AFM.

(2)
Includes the portion of the health insurance, life and disability insurance, parking and 401K match paid by the Company. Also includes consideration provided pursuant to an agreement entered into by certain executive officers and A10A and discussed under “Certain Relationships and Agreements.”   Under this agreement, the following individuals have received (or in the case of Glade M. Knight, who is the owner of A10A, retained) consideration which is calculated based on a percentage of the advisory fees paid to A10A, as follows: Glade M. Knight (50%); Bryan Peery (8%); David McKenney (14%); Justin Knight (14%) and Kristian Gathright (14%).  The Company would like to emphasize to the reader that these amounts are not to be added to the amount of the advisory fee and the compensation costs reimbursed to AFM on behalf of A10A when considering the total outflows of cash from the Company to A10A and to the executive officers.  Doing so would result in duplication of these amounts.  Instead, the amounts set forth below are paid directly by A10A, which is wholly-owned by Glade Knight, and are not in addition to the advisory fee paid to A10A.  The amounts included in this column that represent consideration to an officer from A10A were:

	2014	2013	2012
Glade Knight	$107,091	$592,321	$299,829
Bryan Peery	17,135	94,771	47,972
Justin Knight	29,986	165,850	83,952
David McKenney	29,986	165,850	83,952
Kristian Gathright	29,986	165,850	83,952

(3)
As discussed on pages 14—18, represents the Company’s allocated share of each officer’s total compensation from AFM, plus the consideration provided by A10A to the officer as discussed in Note 2 above.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:
Anthony F. Keating, III, Chair
R. Garnett Hall, Jr.
Kent W. Colton

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers, and any persons holding more than 10% of the Company’s outstanding Units or Series B Convertible Preferred Shares, have filed reports with the Securities and Exchange Commission with respect to their initial ownership of Common Shares and any subsequent changes in that ownership. The Company believes that during 2014 each of its officers and directors complied with any applicable filing requirements, except for Glade M. Knight who amended his Form 3 in 2014 to report the holding of the 480,000 Series B Convertible Preferred shares issued upon founding the Company.

In making this statement, the Company has relied solely on written representations of its directors and executive officers and copies of reports that they have filed with the Securities and Exchange Commission.  In 2014 and in 2015 through the Record Date, no person held more than 10% of the outstanding Common Shares.

Other Matters for the 2015 Annual Meeting of Shareholders

Management knows of no matters, other than those stated above, that are likely to be brought before the Annual Meeting. However, if any matters that are not currently known properly come before the Annual Meeting, the persons named in the enclosed proxy are expected to vote the Common Shares represented by such proxy on such matters in accordance with their best judgment.

Matters to be Presented at the 2016 Annual Meeting of Shareholders

Any qualified shareholder who wishes to make a proposal to be acted upon next year at the 2016 Annual Meeting of Shareholders must submit such proposal for inclusion in the proxy statement and proxy card to the Company at its principal office in Richmond, Virginia, by no later than December 8, 2015.

In addition, the Company’s bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of shareholders.  In general, notice must be received by the Secretary of the Company (i) on or after February 1st and before March 1st of the year in which the meeting will be held, or (ii) not less than 60 days before the date of the meeting if the date of such meeting is earlier than May 1 or later than May 31 in such year.  The notice must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters.  Therefore, assuming the Company’s 2016 Annual Meeting is held in May 2016, to be presented at such Annual Meeting, a shareholder proposal must be received by the Company on or after February 1, 2016 but no later than February 29, 2016.

By Order of the Board of Directors

David Buckley Secretary
April 6, 2015

THE COMPANY DEPENDS UPON ALL SHAREHOLDERS PROMPTLY SIGNING AND
RETURNING THE ENCLOSED PROXY CARD TO AVOID COSTLY SOLICITATION.  YOU
CAN SAVE THE COMPANY CONSIDERABLE EXPENSE BY SIGNING AND RETURNING
YOUR PROXY CARD IMMEDIATELY.

PROXY Apple REIT Ten, Inc. 814 East Main Street Richmond, VA 23219
THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT

The undersigned hereby appoints David McKenney, Bryan Peery and David Buckley as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all common shares of Apple REIT Ten, Inc. held by the undersigned on March 20, 2015, at the Annual Meeting of Shareholders to be held at the Marriott in downtown Richmond, Virginia located at 500 East Broad Street, Richmond, Virginia 23219, on Thursday, May 14, 2015 at 11:00 a.m., eastern daylight time, or any adjournment thereof.  If one of the director nominees specified below ceases to be available for election as a director, discretionary authority may be exercised by each of the Proxies named herein to vote for a substitute.

The Board of Directors recommends a vote of “FOR” the nominees listed in proposal one, “FOR” proposal two and “FOR” proposal three:

1. ELECTION OF DIRECTORS

☐ FOR David J. Adams	☐WITHHOLD AUTHORITY to vote for David J. Adams

☐ FOR Kent W. Colton	☐WITHHOLD AUTHORITY to vote for Kent W. Colton

☐ FOR R. Garnett Hall, Jr.	☐WITHHOLD AUTHORITY to vote for R. Garnett Hall, Jr.

☐ FOR Anthony F. Keating, III	☐WITHHOLD AUTHORITY to vote for Anthony F. Keating, III

☐ FOR Glade M. Knight	☐WITHHOLD AUTHORITY to vote for Glade M. Knight

2.  APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE OFFICER COMPENSATION

     ☐ For                                ☐ Against                      ☐ Abstain

3.  RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

     ☐ For                                ☐ Against                      ☐ Abstain

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL ONE, FOR PROPOSAL TWO AND FOR PROPOSAL THREE, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

IN ADDITION TO THE ENCLOSED, THE COMPANY’S PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS AND THE ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2014, ARE AVAILABLE AT HTTP://MATERIALS.PROXYVOTE.COM/037853.

(Continued on reverse side)

Please indicate whether you plan to attend the Annual Meeting in person:     ☐  Yes           ☐  No

Please print exact name(s) in which shares are registered, and sign exactly as name appears.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership or other entity, please sign in partnership or other entity name by authorized person.

Dated: , 2015
Printed Name

Signature

Signature if held jointly

Please mark, sign, date and return the Proxy
Card promptly using the enclosed envelope.	Title of Signing Person (if applicable)